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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                     REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                        Report Date:  December 23, 1994
                       (Date of Earliest Event Reported)


                         Commission File Number 0-13404



                     FIRST COLONIAL BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)




                Delaware                                         36-2981200
       (State of Incorporation)                               (I.R.S. Employer
                                                             Identification No.)



           30 North Michigan Avenue
           Chicago, Illinois                                      60602-3496
           (Address of Principal                                  (Zip Code)
            Executive Offices)



           Registrant's Telephone Number,                   (312) 419-9891
           Including Area Code
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             FIRST COLONIAL BANKSHARES CORPORATION AND SUBSIDIARIES


                               INDEX TO FORM 8-K



                 Page


         Exhibits and Reports on Form 8-K                                  3 - 5

         Signatures                                                        6
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Item 5.    Other Events

         On December 23, 1994, First Colonial Bankshares Corporation ("First Colonial") announced that it sold approximately $121 million of investment securities classified as available-for-sale and recorded a pretax net loss of approximately $4.2 million. The losses in these securities arose in 1994 as market rates increased. In addition, First Colonial decided to increase its provision for loan losses by $2.3 million, to approximately $3.4 million for the quarter. The increase in provision, net of anticipated charge-offs, will increase the level of the allowance relative to total loans to approximately 1.32%. The addition to the provision reflects consideration of peer group ratios, charge-off history, and general economic conditions. The result of these actions is equivalent to a charge against fourth quarter earnings of approximately $3.9 million after taxes, or $0.38 per share.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

         (c)     Exhibits

                 20 Press release of First Colonial Bankshares Corporation dated December 23, 1994, announcing fourth quarter charges.
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                                                                    NEWS RELEASE

                          [FIRST COLONIAL LETTERHEAD]


FOR IMMEDIATE RELEASE                                C. Paul Johnson or Barbara
                                                     Kilian, First Colonial
                                                     Bankshares Corporation,
                                                     312/419-9891



                FIRST COLONIAL ANNOUNCES FOURTH QUARTER CHARGES

         Chicago, Illinois (December 23, 1994) -- First Colonial Bankshares Corporation (NASDAQ/FCOLA) today announced that it will incur non-recurring after tax charges totaling approximately $3.9 million in the fourth quarter.

         In reviewing its year end position First Colonial decided to sell approximately $121 million of investment securities classified as available-for-sale and recognize a pretax net loss of approximately $4.2 million on such sales. The losses in these securities arose in 1994 as market interest rates increased. In addition, First Colonial decided to increase its provision for loan losses by $2.3 million, to approximately $3.4 million for the quarter. The increase in the provision, net of anticipated charge-offs, will increase the level of the allowance relative to total loans to approximately 1.32%. The addition to the provision reflects consideration of peer group ratios, charge-off history, and general economic conditions. The result of these actions is equivalent to a charge against fourth quarter earnings of approximately $3.9 million after taxes, or $.38 per share.

         C. Paul Johnson, chairman and chief executive officer, said that the company's core earnings remain strong. He noted that net interest margin in 1994 will be approximately 4.93%, compared to 4.84% in 1993. Johnson also noted that the company's net interest margin is significantly higher than its peer group. The actions noted above will allow the company to restructure its investment portfolio mix and maturity and strengthen the operations of the company going forward.


                                    - more -
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         First Colonial Bankshares Corporation is a $1.8 billion Chicago based holding company. Firstar Corporation received approval from the Federal Reserve and the Illinois Commissioner of Banks and Trust Companies on December 19, 1994 and December 23, 1994, respectively, to complete its acquisition of First Colonial Bankshares Corporation. First Colonial stockholders will vote on the transaction at a special meeting on January 18, 1995. If approved, the transaction is expected to close during the week of January 30, 1995. Firstar Corporation intends to merge First Colonial's banks with Firstar's existing Illinois banks to form one bank, Firstar Illinois, which will have 45 offices totaling $3 billion in assets in the six county metropolitan Chicago area.

                                      ###
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                     FIRST COLONIAL BANKSHARES CORPORATION
                                  (Registrant)





Date:  January 3, 1995                            /s/ Barbara A. Kilian
       ---------------                            ----------------------------
                                                  Barbara A. Kilian
                                                  Senior Vice President,
                                                  Chief Financial Officer and
                                                  Principal Accounting Officer